EXHIBIT 31.5
I, Garry Rogerson, certify that:
1.	I have reviewed this Quarterly Report on Form 10-Q for the period ended March 31, 2011, of Advanced Energy Industries, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
Date: November 1, 2011

/s/ Garry Rogerson
Garry Rogerson
Chief Executive Officer
A signed original of this written statement required by Rule 13a-14(a)/15d-14(a), or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Rule 13a-14(a)/15d-14(a), has been provided to Advanced Energy and will be retained by Advanced Energy and furnished to the Securities and Exchange Commission or its staff upon request.